RALPH E. DAVIS
ASSOCIATES, INC.

CONSENT OF
RALPH E. DAVIS ASSOCIATES, INC.

We hereby consent to the use of the name "Ralph E. Davis Associates, Inc" and the reference to Ralph E. Davis Associates, Inc., and the inclusion of an references to our report, or information contained therein, dated January 30, 200(prepared for Cadence Resources Corporation in the S-8 Registration Statement f the filing dated on or about December 21, 2006.

Houston, Texas
December 19th, 2006

RALPH E. DAVIS ASSOCIATES, INC.

Joseph Mustacchia Jr.

Joseph Mustacchia, Jr.
Executive Vice-President